Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-178704

Prospectus Supplement
(To Prospectus dated December 29, 2011)

Debt Securities, including Medium-Term Notes

Guaranteed irrevocably and unconditionally as to principal, premium, if any, and interest by

Québec

(Canada)

We intend to resell from time to time some of our Debt Securities, including Medium-Term Notes. We originally issued those Debt Securities, including Medium-Term Notes, in transactions registered under the Securities Act of 1933, as amended. Those Debt Securities, including Medium-Term Notes, are guaranteed irrevocably and unconditionally as to principal, premium, if any, and interest when the same shall become due and payable, whether at maturity or otherwise, by Québec. We subsequently acquired them in the course of our debt management operations, including in connection with sinking funds.

We may offer and sell those Debt Securities, including the Medium-Term Notes, directly or through agents. We will sell them at prevailing market prices at the time of sale. We will use the proceeds of any sale for the purposes set forth under “Use of Proceeds” in the Prospectus which is attached to this Prospectus Supplement and for reinvestment purposes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 26, 2012.

Introductory Statement

For further information regarding Hydro-Québec, Québec and other matters, you should read the Prospectus dated December 29, 2011, which is attached to this Prospectus Supplement. Capitalized terms used in this Prospectus Supplement have the meanings given to them in the Prospectus.

The Debt Securities, including Medium-Term Notes (“MTNs”) offered by this Prospectus Supplement (and, in the case of MTNs, the Prospectus Supplement describing MTNs dated January 26, 2012) and the Prospectus constitute a separate issue of Debt Securities of Hydro-Québec, being offered by Hydro-Québec from time to time and registered under Registration Statement Nos. 333-112298 and 333-178704, which we have filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended.

In this Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars. References to “we”, “our” and “us” refer to Hydro-Québec.

Description of Debt Securities, including MTNs

General Terms and Provisions of Debt Securities

Each series of Debt Securities will bear interest at the specified rate payable semi-annually through maturity to the persons in whose names the Debt Securities are registered on the regular record date preceding each interest payment date. Unless otherwise mentioned, we may not redeem the Debt Securities prior to their stated maturity dates. The Debt Securities are transferable in denominations of $1,000 and any integral multiple thereof. Settlement for all trades in Debt Securities represented by Global Notes is in immediately available funds. Except as noted below, the registrar and paying agent for all series of the Debt Securities is The Bank of New York Mellon in New York.

Terms of Series of U.S. Dollar Denominated Debt Securities (Domestic and Global US$ Issues)

	Rate of Interest %	Maturity Date (yyyy-mm-dd)	Interest Payment Dates	Outstanding Nominal Value ($)	CUSIP Number ISIN Code	Other

FU	11.750	2012-02-01	February 1 and August 1	200,000,000	448814 CF 8	(1)
IF2	8.000	2013-02-01	February 1 and August 1	744,946,000	448814 ED 1
IU	7.500	2016-04-01	April 1 and October 1	400,000,000	448814 EK 5
JO	2.000	2016-06-30	June 30 and December 30	1,000,000,000	US448814 JB 05	(2)(3)
HS	9.400	2021-02-01	February 1 and August 1	900,000,000	448814 DM 2
HY	8.400	2022-01-15	January 15 and July 15	1,000,000,000	448814 DX 8
IO	8.050	2024-07-07	January 7 and July 7	999,950,000	448814 EJ 8
GF	8.875	2026-03-01	March 1 and September 1	250,000,000	448814 CP 6	(4)
GH	8.250	2026-04-15	April 15 and October 15	250,000,000	448814 CS 0	(5)
GQ	8.250	2027-01-15	January 15 and July 15	250,000,000	448814 CT 8
HE	8.625	2029-06-15	June 15 and December 15	250,000,000	448814 DB 6
HH	8.500	2029-12-01	June 1 and December 1	500,000,000	448814 DC 4
HK	9.375	2030-04-15	April 15 and October 15	500,000,000	448814 DF 7
HQ	9.500	2030-11-15	May 15 and November 15	500,000,000	448814 DL 4

(1)

As an invested sinking fund for this series of Debt Securities, Hydro-Québec has agreed to withdraw on February 1st of each year from its general fund an amount equal to 2% of the principal amount of this Series then outstanding from 1986 to 1995.

(2)	Registrar and paying agent for this series is Deutsche Bank Trust Company Americas in New York.
(3)	Global Issue
(4)

As an invested sinking fund for this series of Debt Securities, Hydro-Québec has agreed to withdraw on March 1st of each year from its general fund an amount equal to 2% of the principal amount of this series then outstanding from 1987 to 1996 and 1% from 1997 to 2006.

(5)	As an invested sinking fund for this series of Debt Securities, Hydro-Québec has agreed to withdraw on April 15 of each year from its general fund an amount equal to 2% of the principal amount of this series then outstanding from 1987 to 1996 and 1% from 1997 to 2006.

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U.S. MTNs (United States Market)

Each of the MTNs listed below will bear interest at the specified rate until its maturity date. Interest and principal will be payable to the person in whose name such MTN is registered at the applicable record date. Unless otherwise mentioned, we may not redeem the MTNs prior to their stated maturity dates. The MTNs are transferable in denominations of $1,000 and any integral multiple thereof.

MTNs are represented either by a certificate issued in definitive form without coupons or by a global security registered in the name of DTC or its nominee as depositary. The Bank of New York Mellon is acting as fiscal agent for the MTNs.

	Rate of Interest %	Maturity Date (yyyy-mm-dd)	Interest Payment Dates	Outstanding Nominal Value ($)	CUSIP Number ISIN Code

B-7	9.400	2020-12-11	May 10 and November 10	10,000,000	44881H AF 1
B-48	8.680	2021-12-20	May 10 and November 10	50,000,000	44881H BX 1
B-49	9.800	2022-02-15	February 15 and August 15	50,000,000	44881H BY 9
B-64	9.750	2022-05-10	May 10 and November 10	20,000,000	44881H CL 6
B-124	8.910	2024-11-18	May 18 and November 18	25,000,000	44881H ET 7
B-125	8.400	2025-03-28	March 28 and September 28	55,000,000	44881H EU 4
B-127	6.270	2026-01-03	January 3 and July 3	50,000,000	44881H EW 0
B-63	9.500	2027-04-30	May 10 and November 10	20,000,000	44881H CK 8
B-130	6.625	2028-07-13	January 13 and July 13	50,000,000	44881H EZ 3

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PROSPECTUS

US$3,000,000,000

Debt Securities

Warrants

Guaranteed irrevocably and unconditionally as to principal,

premium, if any, and interest by

Québec

(Canada)

This prospectus contains summaries of the general terms of these debt securities and warrants. We will provide specific terms of these debt securities and, as the case may be, warrants in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of debt securities or warrants unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2011.

Please note that in this prospectus, references to “we,” “our” and “us” refer to Hydro-Québec.

Where You Can Find More Information

We and Québec file annual reports, amendments to annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). These reports include financial information about us and Québec and may be accompanied with exhibits.

You may read and copy any document we or Québec file with the SEC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement and the exhibits and schedules to the registration statement are also available through the SEC’s website at http://www.sec.gov.

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address or, without charge, from us or Québec at the address listed below.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 18-K for the year ended December 31, 2010, and all amendments to that annual report filed prior to the date of this prospectus; and

•	Québec’s Annual Report on Form 18-K for the year ended March 31, 2011, and all amendments to that annual report filed prior to the date of this prospectus.

We also incorporate by reference all our future annual reports and those of Québec, and all amendments to annual reports, and any other information we or Québec file with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the Securities (as defined below). Each time we or Québec file a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing to the following addresses or by calling the following phone numbers:

•	Hydro-Québec

Direction du financement international, encaisse et services financiers

75 René-Lévesque Boulevard West

Sixth Floor

Montréal, Québec

Canada H2Z 1A4

Telephone: (514) 289-3147; or

•	Ministère des Finances

Direction du financement des organismes publics et de la documentation financière

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3

Telephone: (418) 643-8141.

We are responsible for the information incorporated by reference or contained in this prospectus, any supplement to this prospectus, and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. We are not making an offer of these Securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-Looking Statements

This prospectus contains forward-looking statements. Statements that are not historical facts, including statements about our or Québec’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and neither we nor Québec undertakes any obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We and Québec caution you that actual results may differ materially from those contained in any forward-looking statements.

Hydro-Québec

The information set forth below is not complete and is qualified by the more detailed information contained in our Annual Report on Form 18-K for the fiscal year ended December 31, 2010, and the other documents incorporated by reference in this prospectus.

We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec. Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada H2Z lA4. Our website is http://www.hydroquebec.com. The information in the website is not part of this prospectus and is not incorporated by reference.

We were created in 1944 by the Hydro-Québec Act of the Parliament of Québec and are an agent of Québec. All our capital stock is held by the Minister of Finance on behalf of the Government of Québec. Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government of Québec is entitled to declare a dividend from us when certain financial criteria are met.

Québec

The information set forth below is not complete and is qualified by the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2011, and the other documents incorporated by reference in this prospectus.

Québec is the largest by area of the ten provinces in Canada (1,667,441 square kilometers or 643,803 square miles, representing 16.7% of the geographical area of Canada) and the second largest by population (8.0 million, representing 23.1% of the population of Canada, as of July 2011).

Québec has a modern, developed economy, in which the service sector contributed 75.5%, the manufacturing industry 16.3%, the construction industry 5.9% and the primary sector 2.3% of real GDP at basic prices in chained 2002 dollars in 2010. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), petroleum and coal products, transportation equipment products (including aircraft and motor vehicles and associated parts), chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 32.0% of the electricity produced in Canada in 2010.

Montréal and Ville de Québec, the capital of Québec, are the main centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by the population. Port of Montréal, situated on the St. Lawrence River, is Canada’s second largest port in terms of operating revenues and provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Description of the Securities

We may at various times offer Debt Securities and, jointly or separately, Warrants to purchase Debt Securities (collectively, the “Securities”) in distinct series. This section summarizes the material terms of the Securities which are common to all series. It does not, however, describe every aspect of the Securities. If the terms described in this section or in the prospectus supplement differ from the terms described in the Securities (the forms of which will be filed with the SEC), you should rely on the terms described in the Securities.

Debt Securities

The Debt Securities will be issued subject to a fiscal agency agreement with a bank or trust company to be specified in the prospectus supplement, acting as fiscal agent, principal paying agent, transfer agent and registrar, unless another fiscal agent is appointed pursuant to any prospectus supplement.

The Debt Securities, when issued, will be our direct and unconditional general obligations. The Debt Securities will rank equally among themselves and with all other debt securities issued by us and outstanding at the date of the issue of the Debt Securities or thereafter. They will be payable as to principal, premium, if any, and any interest in lawful money of the United States of America or in any other currency or currencies specified in the prospectus supplement. The Debt Securities will be payable in The City of New York at the offices of the fiscal agent, or in any other place specified in the prospectus supplement.

Information Specified in the Prospectus Supplement

The prospectus supplement will specify the following terms:

•	the terms of the Debt Securities, including, where applicable:

–	designation;

–	aggregate principal amount;

–	maturity;

–	rate or rates of any interest;

–	any interest payment dates and record dates for payment of principal and interest;

–	currency or currencies of denomination and payment;

–	any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest;

–	denominations;

–	any terms relating to the holding and transfer of Debt Securities; and

–	any terms for redemption, exchange, or repurchase;

•	the names of and principal amounts to be purchased by any underwriters;

•	the purchase price;

•	any underwriting discounts and commissions; and

•	any other terms of the plan of distribution.

Repurchases and Resales of Debt Securities

We may, at any time, purchase the Debt Securities at any price or prices in the open market or otherwise. We may hold or resell the Debt Securities that we so purchase or, at our discretion, surrender them to the fiscal agent for cancellation.

Form, Exchange and Transfer

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be in fully registered form only in denominations of U.S.$1,000 and integral multiples thereof.

You may exchange your Debt Securities for other authorized denominations of the same series of equal aggregate principal amount. You may transfer and exchange your Debt Securities, free of charge, subject to any restrictions set forth below. Unless otherwise specified in the prospectus supplement, the fiscal agent will keep a register for the registration and transfer of Debt Securities.

Redemption

If the prospectus supplement so indicates, the Debt Securities may be redeemable prior to the stated maturity.

Original Issue Discount Securities

Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. We will describe in any prospectus supplement relating to original issue discount securities any special U.S. Federal income tax and other considerations applicable to those Debt Securities.

Governing Law

Unless otherwise indicated in the prospectus supplement, the Debt Securities and the guarantee of Québec endorsed thereon will be governed by the laws of Québec and the laws of Canada applicable therein. We and Québec as guarantor will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making or enforcement of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the fiscal agency agreement and the Debt Securities. Information regarding jurisdiction of courts is set forth under “Jurisdiction and Enforceability” in this prospectus.

Place of Delivery

Unless otherwise indicated in the prospectus supplement, the Debt Securities will be delivered in The City of New York.

Modifications

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement and the Debt Securities may be amended by us, Québec and the fiscal agent without notice to or the consent of the holder of any Debt Security if the amendment:

•	cures an ambiguity;

•	cures, corrects or supplements any defective provisions contained in the fiscal agency agreement or in the Debt Securities;

•	effects the issue of further Debt Securities as described below under “Further Issues”; or

•

is considered by us, Québec and the fiscal agent, acting on the advice of independent counsel, to be necessary or desirable and not inconsistent with the fiscal agency agreement or the Debt Securities and will not, in the reasonable opinion of us, Québec and the fiscal agent, adversely affect the interests of the holders of Debt Securities.

Unless otherwise indicated in the prospectus supplement, the fiscal agency agreement will contain provisions for convening meetings of holders of Debt Securities to modify or amend by extraordinary resolution (as defined in the fiscal agency agreement) the fiscal agency agreement or the Debt Securities (except as provided in the immediately preceding sentence). An extraordinary resolution passed at that meeting will be binding on all holders of Debt Securities. However, no modification may effect the following changes to the Debt Securities unless each holder of those Debt Securities agrees to that modification:

•	change the stated maturity or interest payment date of that Debt Security;

•	reduce the principal amount of or the rate of interest on that Debt Security;

•	change the currency of payment of that Debt Security;

•	impair the right to institute suit for the enforcement of any payment on that Debt Security or the related guarantee;

•	reduce the percentage of holders of Debt Securities necessary to modify or amend the fiscal agency agreement or the terms and conditions of that Debt Security;

•	reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Debt Securities; or

•	reduce the percentage of outstanding Debt Securities necessary to waive any future compliance or past default.

Notices

All notices to the holders will be valid (i) in the case of certificated Debt Securities, if sent by first class mail (or equivalent) or if posted to an overseas address by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the register held by the fiscal agent; (ii) in the case of Debt Securities represented by a Global Security, if delivered to DTC for communication by it to the persons shown in its records as having interests therein; and (iii) in either case, if and so long as the Debt Securities are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery (or if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing.

Further Issues

We may from time to time without notice to or consent of the holders of the Debt Securities of any given series create and issue further debt securities having the same terms and conditions as the outstanding Debt Securities of such series (or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest thereon), and such further debt securities shall be consolidated and form a single series with the outstanding Debt Securities of such series. Any further debt securities forming a single series with the outstanding Debt Securities of such series shall be issued with the benefit of, and subject to an agreement supplemental to, the fiscal agency agreement.

Book-Entry System

Unless otherwise specified in the prospectus supplement, the Debt Securities you purchase will be issued in the form of one or more fully registered global securities (each, a “Global Security”). Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) or any other depositary or depositaries identified in the prospectus supplement. These depositaries may include The Canadian Depository for Securities Limited, the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”). A Global Security will be registered in the name of the relevant depositary or its nominee.

Except as described below, a Global Security may be transferred, in whole or in part, only to the relevant depositary or its nominee.

Upon the issuance of a Global Security, we expect that the relevant depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by that Global Security to the accounts of institutions that have accounts with the depositary (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents, or by us, in the case of Debt Securities that we sell directly. Ownership of beneficial interests in that Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in that Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the relevant depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). Owners of beneficial interests in a Global Security may incur fees for the maintenance and operation of the book-entry system where that Global Security is held with the depository. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a Global Security.

Any payment of principal, premium or interest due on the Debt Securities on any interest payment date or at maturity will be made available by us to the fiscal agent, or any other paying agent identified in the prospectus supplement, on that date. The fiscal agent will make those payments to the relevant depositary in accordance with existing arrangements between the fiscal agent and that depositary. We expect that the depositary, upon receipt of any payment of principal, premium or interest, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the depositary. We also expect that payments by Participants to owners of beneficial interests in the Global Security held through those Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those Participants. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

So long as a depositary (or its nominee) is the registered owner of a Global Security, that depositary (or nominee) will be considered the sole owner and holder of the Debt Securities represented by that Global Security for all purposes of the Debt Securities. Except as provided below, or as may be specified in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by that Global Security registered in their names, will not be entitled to receive physical delivery of certificated Debt Securities in definitive form upon exchange or otherwise and will not be considered the owners or holders of any Debt Securities represented by a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the relevant depositary and, if that person is not a Participant, on the procedures of the Participant through which that person holds its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, if an owner of a beneficial interest in a Global Security desires to take any action the relevant depositary (or nominee) as the holder of that Global Security is entitled to take, the depositary would authorize the Participants to take that action, and the Participants would authorize beneficial owners owning through those Participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Except as otherwise set forth in the prospectus supplement, a Global Security may not be transferred except as a whole by the relevant depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or any other nominee of the depositary, or by the depositary or the nominee to another depositary or its nominee or to a successor of the depositary or a nominee of the successor. Debt Securities represented by a Global Security are exchangeable for certificated debt securities of like tenor and of an equal aggregate principal amount in denominations of U.S.$1,000 (or other minimum denomination specified in the relevant prospectus supplement) or any integral multiples of U.S.$1,000 only if:

•

the relevant depositary i) notifies us that it is unwilling or unable to continue as depositary for the Global Security, or ii) ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered, and we do not appoint a successor depositary within 90 days after receiving that notice or becoming aware that the depositary is no longer so registered;

•	in our discretion at any time, we determine not to have the Debt Securities represented by a Global Security;

•

upon request by the relevant depositary, acting on direct or indirect instructions of one or more holders of a Global Security or any beneficial owner of an interest in a Global Security, after an event of default entitling the holders of a Global Security to accelerate the maturity of the related Debt Securities has occurred and is continuing, provided that if the relevant depositary is unwilling or does not promptly make that request, then any owner of a beneficial interest in the Global Security will be entitled to make the request; or

•	in other events as may be specified in the prospectus supplement.

Any Debt Security that is exchangeable pursuant to the preceding sentence is to be exchanged for certificated debt securities registered in the names that the relevant depositary shall direct. Certificated debt securities may be presented for registration of transfer or exchange at the office of the fiscal agent in The City of New York or any other place specified in the prospectus supplement, and principal, premium, if any, and interest will be payable at that office of the fiscal agent, provided that interest may be paid by check mailed to the registered holders of the Debt Securities to their addresses appearing in the security register.

We expressly acknowledge that if a Certificated Debt Security is not promptly issued to an owner of a beneficial interest in a Global Security in the third event described above, then such beneficial owner shall be entitled to pursue any remedy under the fiscal agency agreement, the Debt Securities or applicable law with respect to the portion of the Global Security that represents such beneficial owner’s interest therein as if such Certificated Debt Security had been issued.

Transfers of beneficial interests in a Global Security

Unless otherwise indicated in the prospectus supplement, transfers of beneficial interests in a Global Security between participants within Euroclear and Clearstream, Luxembourg, and between Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by Euroclear and Clearstream, Luxembourg. Such beneficial interests may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Clearing and Settlement

Unless otherwise specified in the prospectus supplement, the clearing and settlement of Securities will be as follows:

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of Securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised us as follows:

DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions with respect to Securities held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Euroclear.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to Securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Settlement and transfers

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg Participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

Because of time zone differences, credits of Securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Securities settled during such processing will be reported to the relevant Clearstream, Luxembourg Participants or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of Securities by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Canadian Taxes on Debt Securities

In the opinion of our counsel, Miller Thomson LLP, and of Norton Rose OR LLP, Canadian counsel for the underwriters or agents, if any, there are no withholding taxes payable under the laws of Canada or of Québec with respect to any Debt Securities owned by a non-resident of Canada or premium, if any, or interest thereon except in the circumstances set forth below. Under the Income Tax Act (Canada) (the “ Canadian Act”), if all or any part of the interest (including amounts deemed interest under the Canadian Act) paid or payable on the Debt Securities is:

•	contingent or dependent upon the use of or production from property in Canada;

•	computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion; or

•	computed by reference to dividends paid or payable to shareholders of any class of shares of a corporation;

then interest paid or payable on the Debt Securities will not be exempt from Canadian non-resident withholding taxes unless the Debt Securities are “prescribed obligations” for those purposes. A prescribed obligation is a debt obligation the terms of which provide for an adjustment to the amount payable under the obligation that is determined by reference to a change in the purchasing power of money, and on which no amount payable, other than that adjustment, is contingent or dependent upon or computed by reference to any of the criteria listed above.

There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Debt Securities or premium, if any, or interest thereon by an owner who, at all relevant times, is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Debt Securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Act.

There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Debt Securities or premium, if any, or interest thereon.

This summary is based on the current provisions of the Canadian Act, the Taxation Act (Québec) (the “Québec Act”), and the regulations thereunder, all specific proposals to amend the Canadian Act, the Québec Act and the regulations announced by or on behalf of the Minister of Finance of Canada and the Minister of Finance of Québec prior to the date hereof and counsel’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency and the Québec Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account other provincial, territorial or foreign income tax considerations which may differ from the Canadian federal and Québec provincial income tax considerations described herein.

Warrants

We may issue, together with any Debt Securities offered by a prospectus supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to a particular issue of Warrants.

That prospectus supplement will set forth:

•	the terms of the Debt Securities purchasable upon exercise of the Warrants;

•	the principal amount of Debt Securities purchasable upon exercise of one Warrant, the exercise price and the procedures for, and conditions to, exercise for purchasing those Debt Securities;

•	the dates on which the right to exercise the Warrants will commence and expire;

•	the date, if any, on and after which the Warrants and the related Debt Securities will be separately transferable; and

•	whether the Warrants represented by Warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

Unless otherwise indicated in the prospectus supplement, the Warrants will be governed by the laws of Québec and the laws of Canada applicable therein. Unless otherwise indicated in the prospectus supplement, the Warrants will be delivered in The City of New York.

Guarantee of Québec

The Debt Securities will be irrevocably and unconditionally guaranteed as to principal, premium, if any, and interest when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, by Québec. The guarantee of Québec will be authorized by an Order in Council of the Government of Québec and will be placed on each Debt Security. The guarantee of Québec will be a direct, unconditional and unsecured obligation and will rank equally in right of payment with all other unsecured obligations for borrowed money of Québec outstanding at the date of the issue of the Debt Securities or thereafter.

Use of Proceeds

Unless otherwise specified in the prospectus supplement, we will add the net proceeds we receive from the sale of the Securities to our general funds to be used for general purposes.

Jurisdiction and Enforceability

We and Québec will appoint the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, N.Y. 10020-2102, as our and Québec’s authorized agent upon whom process may be served in any action based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and will expressly waive any immunity to service of process regarding any action to which the Delegate General of Québec might otherwise be entitled. This appointment will be irrevocable until all amounts in respect of the Securities have been paid, except that, if for any reason the designated agent ceases to be able to act as the authorized agent or no longer has an address in The City of New York, we and Québec will appoint another person or persons in The City of New York as authorized agent(s). We and Québec will expressly accept the non-exclusive jurisdiction of any State or Federal court in The City of New York or any competent Court in Québec in any action based upon the Securities instituted in any such Court and will irrevocably waive, to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any such Court to which we might otherwise be entitled.

We and Québec may be sued in the courts of Québec, and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against us or Québec arising out of or relating to obligations under the Securities. In addition, no immunity from suit is available to either us or Québec in any action in those courts, irrespective of whether a party to the action or the holder of Securities is or is not resident within Québec or is or is not a citizen of Canada. There are no requirements under the laws of Québec that prior written notice be served on us or Québec before the commencement of an action.

The Hydro-Québec Act provides that the performance of our obligations may be levied against our property.

Although any judgment obtained in an action brought in the courts of Québec against Québec may not be enforced by execution, applicable statutes provide that whenever Québec is condemned by a judgment that has become definitive to pay a sum of money, the Ministre des Finances, after having received a certified copy of the judgment, shall pay the amount due out of the money at his or her disposal for that purpose or, failing that, out of the Consolidated Revenue Fund of Québec.

In enforcing a foreign judgment in foreign currency, a Québec court will convert into Canadian currency at the rate of exchange prevailing on the date the foreign judgment became enforceable at the place where it was rendered. There is no currency indemnity in the terms and conditions of the Securities to make an investor whole for any difference in the exchange rate between the date the foreign judgment became enforceable where it was made and the date of its enforcement by a Québec court.

Plan of Distribution

We may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices; or

•	negotiated prices.

The distribution may be effected in the United States of America and/or in any one or more other jurisdictions where permitted by law, as specified in the prospectus supplement.

In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify these underwriters or agents, and will describe the compensation received from us.

Under agreements which we may enter into, dealers and agents who participate in the distribution of Securities may be entitled, and we have agreed that underwriters, if any, will be entitled, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Debt Record

We have paid the full face amount of the principal of and premium, if any, and interest on every security issued or assumed by us, and Québec has paid the full face amount of the principal of and premium, if any, and interest on (a) every security issued or assumed by it, and (b) every indirect security on which it has been required to implement its guarantee, all promptly when due in the currency and in the country where payable, subject to any applicable laws and regulations forbidding trading with the enemy during wartime.

Authorized Agent

Our and Québec’s authorized agent in the United States of America is the Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102.

Experts

Our consolidated financial statements as at and for the year ended December 31, 2010, have been incorporated by reference herein from our Annual Report on Form 18-K for the year ended December 31, 2010 in reliance upon the report of KPMG LLP, Ernst & Young LLP, and the Auditor General of Québec, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Our consolidated financial statements as at December 31, 2009, and for each of the years in the two year period ended December 31, 2009, have been incorporated by reference herein from our Annual Report on Form 18-K for the year ended December 31, 2010 in reliance upon the report of KPMG LLP and Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

Validity of the Securities

Miller Thomson LLP, Montréal, Québec, will pass upon the validity of the Securities and all other matters of Canadian and Québec law and procedure on our behalf and that of Québec. The validity of the Securities and all other matters of Canadian and Québec law and procedure will be passed upon for the underwriters or agents, if any, by Norton Rose OR LLP, Montréal, Québec. The validity of the Securities will be passed upon as to matters of New York law for the underwriters or agents, if any, by Sullivan & Cromwell LLP, New York, New York, who will rely as to all matters of Canadian and Québec law on the opinions of the aforementioned two firms.

Miller Thomson LLP, Norton Rose OR LLP and Sullivan & Cromwell LLP have, from time to time, rendered legal services to us and to Québec not connected with the offering of the Securities.

Official Statements

The information set forth or incorporated by reference herein, except for the information appearing under “Plan of Distribution”, was supplied by our representatives and by those of the Ministère des Finances of Québec, in their respective official capacities, duly authorized thereto.